Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Brian Shannon
August 14, 2008		713.849.9911
		bshannon@flotekind.com

Flotek Industries Appoints Kevin G. McMahon to Board of Directors

HOUSTON, August 14, 2008 – Flotek Industries, Inc. (NYSE: FTK), a technology driven growth company serving the oil, gas, and mining industries, announced today that Kevin G. McMahon has been named to the Flotek Industries Board of Directors. Mr. McMahon will also serve as Chairman of Flotek’s Audit Committee.

Mr. McMahon is currently on the Board of Directors for Epic Energy Resources, Inc. in The Woodlands, Texas, and is the Chairman of the Audit Committee.

Mr. McMahon has been with Calpine Corporation as Senior Vice President-Internal Audit since 2006. Prior to joining Calpine, Mr. McMahon was Vice President and General Auditor for Exide Technologies, Vice President-Internal Audit Services for HCA, Inc. and served in senior management for Ernst & Young LLP, Southern Company Services, FPL Group and HSBC/Marine Midland Bank N.A. He holds a master of business administration degree from Palm Beach Atlantic University and a bachelor of science degree in accounting from the State University of New York, and is a Certified Internal Auditor.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of innovative specialty chemicals, and downhole drilling and production equipment. Flotek manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK”.

For additional information, please visit Flotek’s web site at www.flotekind.com.